Exhibit 99.1

CENTRAL GARDEN & PET NAMES GEORGE C. ROETH CHIEF EXECUTIVE OFFICER

Former Clorox Executive to Drive Next Phase of Company’s Growth

John R. Ranelli to Retire from Company

Walnut Creek, CA – (May 4, 2016) – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced that George C. Roeth will be named President and Chief Executive Officer, effective June 1, 2016. Mr. Roeth is a Director of the Company and a former Chief Operating Officer of The Clorox Company. He succeeds John R. Ranelli, who will retire from his positions as President and Chief Executive Officer, but will continue to serve as a Senior Advisor to the Company and will remain a member of the Company’s Board of Directors.

Jack Balousek, Director and Interim Chairman, said, “Since joining the Board last year, George has proven himself a capable and insightful leader with a comprehensive understanding of the consumer products industry. We feel very fortunate to have someone of George’s caliber to lead Central through its next phase of growth and believe he is ideally suited to work with management to refine and implement the Company’s strategic growth plan. George’s familiarity with Central and its leadership team will allow for a smooth transition with consistent focus on delivering on the Company’s commitments to its customers and consumers.”

Mr. Balousek continued, “On behalf of the Board, I want to thank John for his extraordinary service to Central. He has been an invaluable leader, and it’s through his hard work and dedication, along with that of the entire team, that Central is now performing at a high level and positioned to build on its momentum to realize its long-term growth potential. While we congratulate John on his well-earned retirement, we are thankful Central will continue to benefit from his insights as an advisor to the company.”

Mr. Roeth said, “I have the privilege of taking the reins of a company that is executing well, establishing a track record of delivering on its commitments, and creating value for all of its stakeholders. Central will continue to focus on delivering this value through servicing its customers with excellence, expanding its innovation output and success rate, and lowering costs to reinvest in growth. I look forward to working alongside Central’s leadership team across all of its businesses to execute on these priorities, allowing the Company to capture near and long-term growth opportunities.”

Mr. Ranelli said, “I cannot imagine a better time to execute our succession plan. As I reach 70, we have delivered record performance numbers, both operationally and financially, and put in place a solid platform for future growth. In short, we have a strategy and plan that is working, a management team executing flawlessly, and a talented board member, who we know well, ready to take Central to the next level. George is the right person to be the next CEO given his experience with consumer products and brands and his familiarity with Central. He understands our strategy and culture and has developed a relationship with our management team. I believe it will be a smooth transition, and look forward to continuing to serve the Company in my new role and seeing Central continue to thrive under George’s leadership.”

George Roeth Biography

Before serving on the board at Central Garden and Pet, George Roeth was a 27-year veteran of The Clorox Company, where he held various leadership positions of increasing responsibility and delivered profitable growth in challenging and highly competitive business environments. Most recently, from 2013 to 2014, Mr. Roeth served as Chief Operating Officer of Lifestyle, Household and Global Operating Functions , where he helped successfully lead the execution of the Company’s strategic plan and simultaneously drove global sales, lowered costs and improved customer satisfaction. Previously, Mr. Roeth served as Senior Vice President and General Manager, during which time he was also Chairman of the Board for the Clorox and Procter & Gamble Glad Products Joint Venture, a unique partnership between two direct competitors. Prior to that, Mr. Roeth served in several senior-level marketing and operations roles at Clorox, including Vice President and General Manager, Vice President of Growth and Marketing, and Vice President of Brand Development, among others. Mr. Roeth holds a Master’s in Business Administration from Northwestern University’s Kellogg School of Management and a Bachelor of Science in Business Administration from the University of California at Berkeley. Mr. Roeth currently serves on the board of the East Oakland Youth Development Foundation.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE® and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,700 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future growth, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

•	seasonality and fluctuations in the Company’s operating results and cash flow;

•	fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;

•	adverse weather conditions;

•	the impending retirement of our CEO, the transition to his successor, our dependence upon our key executives, and the ability to execute on our succession plan;

•	dependence on a small number of customers for a significant portion of our business;

•	uncertainty about new product innovations and marketing programs; and

•	competition in our industries

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CONTACT:

Central Garden & Pet Company

Steve Zenker, 925-948-3657

Vice President, Investor Relations & Communications